SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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Check the appropriate box:

☐	Preliminary Proxy Statement.

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Rule 14a-12.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

GBC BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045

Dear Shareholder:

     You are cordially invited to attend the 2004 Annual Shareholders’ Meeting of GBC Bancorp, Inc., to be held at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045 on Tuesday, June 15, 2004, at 8:00 a.m., local time, notice of which is enclosed.

     A proposal to elect ten Directors to serve a term of one year and until their successors are duly elected and qualified and a proposal to amend the 1998 Option Plan of GBC Bancorp, Inc. are to be presented at the meeting. These proposals have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly.

     Your vote is very important and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

/s/ Larry D. Key

Larry D. Key, Chairman of the Board,
President and Chief Executive Officer

Lawrenceville, Georgia
May 3, 2004

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045
(770) 995-0000

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
TO BE HELD JUNE 15, 2004

     Notice is hereby given that the 2004 Annual Shareholders’ Meeting of GBC Bancorp, Inc., will be held at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045, on Tuesday, June 15, 2004, at 8:00 a.m., local time, for the following purposes:

     1. Election of Directors. To elect ten nominees for Director to serve until the 2005 Annual Shareholders’ Meeting and until their successors are duly elected and qualified;

     2. Amending the 1998 Stock Option Plan of GBC Bancorp, Inc. To vote on a proposal to amend the 1998 Stock Option Plan of GBC Bancorp, Inc.; and

     3. Other Business. The transaction of such other business as may properly come before the meeting, including adjourning of the meeting to permit, if necessary, further solicitation of proxies.

     The affirmative vote of a plurality of our outstanding common stock present in person or represented by proxy and entitled to vote at the meeting will be required to elect ten Directors to serve a term of one year and until their successors are duly elected and qualified. The affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote at the meeting will be required to amend the 1998 Stock Option Plan of GBC Bancorp, Inc. Only shareholders of record at the close of business on April 20, 2004, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

     The Board of Directors unanimously recommends that holders of our common stock vote “FOR” the election of each of the nominees for Director and “FOR” the proposal to amend the 1998 Stock Option Plan of GBC Bancorp.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. You may revoke your proxy by filing with our Secretary an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the meeting.

By Order of the Board of Directors

/s/ Larry D. Key

Larry D. Key, Chairman

Lawrenceville, Georgia
May 3, 2004

-i-

GBC BANCORP, INC.
PROXY STATEMENT FOR
2004 ANNUAL SHAREHOLDERS’ MEETING

VOTING INFORMATION

Purpose

     This Proxy Statement is being furnished to you in connection with the solicitation by and on behalf of our Board of Directors of proxies for use at our 2004 Annual Shareholders’ Meeting (the “Meeting”), at which you will be asked to vote upon a proposal to elect ten Directors to serve a term of one year and until their successors are duly elected and qualified (see Proposal 1) and a proposal to amend the 1998 Stock Option Plan of GBC Bancorp, Inc. (the “1998 Option Plan”) to increase the number of shares issuable under the 1998 Option Plan (see Proposal 2).

     The Meeting will be held at 8:00 a.m., local time, on Tuesday, June 15, 2004, at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about May 3, 2004. We are a bank holding company organized in 1996 under the laws of the State of Georgia. Our subsidiary, Gwinnett Banking Company (the “Bank”), commenced operations on October 31, 1997, as a state-chartered commercial bank.

Proxy Card and Revocation

     You are requested to promptly sign, date and return the accompanying proxy card to us in the enclosed postage-paid envelope. Any shareholder who has delivered a proxy may revoke it at any time before it is voted by either electing to vote in person at the Meeting or by giving notice of revocation in writing or submitting to us a signed proxy bearing a later date, provided that we actually receive such notice or proxy prior to the taking of the shareholder vote. Any notice of revocation should be sent to GBC Bancorp, Inc., 165 Nash Street, Lawrenceville, Georgia 30045, Attention: John T. Hopkins, III, Corporate Secretary. The shares of our common stock represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted “FOR” the election of each of the ten nominees for Director and “FOR” the amendment of the 1998 Option Plan. As of the date of this Proxy Statement, we are unaware of any other matter to be presented at the Meeting.

Who Can Vote; Voting of Shares

     Our Board of Directors has established the close of business on April 20, 2004, as the record date for determining our shareholders entitled to notice of and to vote at the Meeting. Only our shareholders of record as of the record date will be entitled to vote at the Meeting. The affirmative vote of a plurality of our outstanding common stock present in person or represented by proxy and entitled to vote at the Meeting will be required to elect ten Directors to serve a term of one year and until their successors are duly elected and qualified. A plurality means that the ten nominees who receive the largest number of votes will be elected as Directors. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. Approval of the amendment to the 1998 Option Plan and any other matter properly brought before the Meeting requires the affirmative vote of holders of a majority of our outstanding common stock present in person or represented by proxy and entitled to vote at the Meeting. An abstention with respect to approval of the amendment to the 1998 Option Plan will have the effect of a vote against approval of the amendment. Broker non-votes will have no effect on the approval of the amendment to the 1998 Option Plan, as broker non-votes are treated as shares not present and not entitled to vote with regard to the approval of the amendment.

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In such cases, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters for which the broker cannot vote. If a shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will have no effect of the outcome of the proposal to elect ten Directors.

     As of the record date, there were 1,716,708 shares of our common stock outstanding and entitled to vote at the Meeting, with each share entitled to one vote.

     The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote at the Meeting is necessary to constitute a quorum of the shareholders in order to take action at the Meeting. For these purposes, shares of our common stock that are present, or represented by proxy, at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter.

How You Can Vote

     You may vote your shares by marking the appropriate boxes on the enclosed proxy card. You must sign and return the proxy card promptly in the enclosed self-addressed envelope. Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the Meeting in person.

PROPOSAL 1 — ELECTION OF DIRECTORS

Number of Directors

     Our Board of Directors currently consists of ten Directors, each of whom also serves as a Director of the Bank. Our Bylaws provide that our Board of Directors will consist of not less than seven, nor more than fifteen members, the precise number to be determined from time to time by the Board of Directors. The number of Directors has been set at ten by the Board.

Nominees

     We have selected ten nominees that we propose for election to our Board of Directors. The nominees are: Larry D. Key, James B. Ballard, Jerry M. Boles, W. H. Britt, Richard F. Combs, William G. Hayes, Douglas A. Langley, Norris J. Nash, J. Joseph Powell and William S. Stanton, Jr. Each of the nominees presently serves on our Board of Directors. It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of designated nominees.

     Each of the nominees has consented to being named in this Proxy Statement and to serve as a Director if elected. In the event that any nominee withdraws or for any reason is not able to serve as a Director, the proxy will be voted for such other person as may be designated by the Board of Directors (or to reduce the number of persons to be elected by the number of persons unable to serve), but in no event will the proxy be voted for more than ten nominees.

     The Board of Directors recommends that you vote “FOR” each nominee.

Board of Directors

     The following table sets forth the names and ages as of December 31, 2003, for the current members of our Board of Directors, each of whom is also a member of the Board of Directors of the Bank.

NAME	AGE	POSITION HELD
Larry D. Key	58	President, Chief Executive Officer and Chairman
James B. Ballard	59	Director
Jerry M. Boles	63	Director

NAME	AGE	POSITION HELD
W. H. Britt	65	Director
Richard F. Combs	56	Director
William G. Hayes	65	Director
Douglas A. Langley	45	Director
Norris J. Nash	76	Director
J. Joseph Powell	59	Director
William S. Stanton, Jr.	48	Director

Meetings and Committees of the Board

     Our Board of Directors held 12 meetings during 2003. Each Director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. Our Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. During 2003, the Board of Directors did not have a standing nominating committee, although the functions of such committee were performed by the full Board of Directors.

     The Audit Committee presently consists of Messrs. Britt, Combs and Stanton. The Audit Committee has been assigned the principal functions of:

•	appointing, compensating, retaining and meeting with the independent auditors;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving the annual report of the independent auditors;

•	meeting with management regarding audit matters;

•	engaging independent counsel and other advisors as it deems necessary to carry out its duties;

•	approving the annual financial statements; and

•	reviewing and approving summary reports of the auditor’s findings and recommendations.

     The Audit Committee held six meetings during 2003.

     The Compensation Committee presently consists of Messrs. Ballard, Boles, Key, Nash and Stanton. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and equity compensation awards under our stock-based plans. The Compensation Committee held one meeting during 2003.

     The functions of a nominating committee are performed by the full Board of Directors. Because the Board of Directors as a whole identifies and evaluates nominees for election to the Board of Directors, it is the Board of Directors’ view that it is appropriate not to have a standing nominating committee. There is no nominating committee charter. Messrs. Ballard, Boles, Britt, Combs, Hayes, Langley, Nash, Powell and Stanton are each “independent directors,” as defined by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc. Because Mr. Key is our President and Chief Executive Officer, he would not be considered an “independent director.” The Board will consider nominees for Director who are submitted by our shareholders in accordance with the procedures for submitting shareholder proposals described in “General Information — Shareholder Proposals for 2005 Annual Meeting of Shareholders,” below.

     If you wish to communicate with our Board of Directors or any individual Director, you may send correspondence to GBC Bancorp, Inc., 165 Nash Street, Lawrenceville, Georgia 30045, Attention: Corporate Secretary. Our Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate Director, as applicable.

Director Compensation

     Our Directors receive no fees, bonuses or payments for their service on our Board of Directors. The Bank pays $500 to each Director for each meeting of the Board of Directors attended. Effective January 1, 2001, we established a “Deferred Fee Unit” plan in which members of the Bank’s Board of Directors and, to the extent that we pay Directors’ fees, our Board of Directors, may choose to receive deferred fee units as consideration for their Directors’ fees in lieu of cash. The deferred fee units assigned to the Directors equal the number of shares of our common stock that could be purchased at the then-current fair market value of such shares with the amount of fees deferred. The deferred fee units are available to be settled in cash at the then-current fair market value of our common stock when the Director’s service is terminated or there is a change in control. The Director may receive a lump sum cash payment for the value of the deferred fee units or defer cash payments for a period of up to ten years. A total of 7,539 units were issued to the Bank’s Directors under this plan during 2003.

Policy on Directors’ Attendance at Shareholders Meetings

     Our Directors are expected to attend each annual shareholders meeting, but are not required to do so. Last year, each of our Directors attended our annual shareholders meeting.

Certain Relationships and Related Transactions

     The Bank leases its main office banking facilities under a noncancelable operating lease agreement from GBC Properties, LLC, a limited liability company formed by our Directors. The lease term is for 15 years with the monthly rental payment adjusting every fifth year for changes in the Consumer Price Index. The lease agreement requires the Bank to pay normal operating and occupancy expenses of the facilities.

     The Bank has banking and other business transactions in the ordinary course of business with our Directors and officers and the Directors and officers of the Bank, including members of their families or corporations, partnerships or other organizations in which such Directors and officers have a controlling interest. When such transactions occur, they are on substantially the same terms (including price, interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions do not involve more than the normal risk of collectability or present other unfavorable features to us.

EXECUTIVE AND OTHER OFFICERS

     The following table sets forth the name, age and position of each of our executive officers.

NAME	AGE	POSITION HELD
Larry D. Key	58	President, Chief Executive Officer and Chairman of the Board of Directors
John T. Hopkins III	62	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Michael A. Roy	58	Executive Vice President and Chief Credit Officer of the Bank

     The following table sets forth the name, age and position of each of our other officers.

NAME	AGE	POSITION HELD
Paul C. Birkhead	57	Senior Vice President and Senior Commercial

NAME	AGE	POSITION HELD
		Loan Officer of the Bank
Michael L. Couch	48	Senior Vice President and Senior Construction Loan Officer of the Bank
Jerry M. Barfield	65	Senior Vice President, Construction Lending of the Bank
Jan Smith	52	Senior Vice President and Senior Commercial Loan Officer of the Bank
Marcia N. Watkins	58	Senior Vice President and Internal Auditor of the Bank
Katrina M. Winberg	33	Senior Vice President, SBA Lending of the Bank

     Our officers are appointed by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of our officers or Directors.

Biographies of Directors and Officers

     James B. Ballard has been a member of our Board of Directors since 1996. Mr. Ballard was the Chief Executive Officer, founder and a member of the board of directors from 1972 until January 1996 of Spartan Constructors, Inc. Mr. Ballard currently serves as President and Chief Executive Officer of The Spartan Group, an industrial contractor serving the continental United States.

     Jerry M. Barfield has served as Senior Vice President, Construction Lending since joining the Bank in June 2001. Prior to June 2001, Mr. Barfield served as Senior Vice President, Construction Lending for Colonial Bank. Mr. Barfield served as Senior Vice President, Construction Lending of Commercial Bank of Georgia from 1988 until the merger with Colonial Bank in 1996.

     Paul C. Birkhead has served as Senior Vice President and Senior Commercial Loan Officer of the Bank since 1997. Mr. Birkhead was Executive Vice President and Senior Lending Officer of Commercial Bank of Georgia from 1988 when Commercial Bank opened until July 1995 when he resigned to participate in our organizing group. Mr. Birkhead was Group Vice President of Commercial Lending of Heritage Bank from 1984 until November 1987, when Heritage merged with Bank South, N.A. Mr. Birkhead was Vice President of Commercial Lending for Bank South, N.A. until he resigned in January 1988 to join the organizing group of Commercial Bank of Georgia.

     Jerry M. Boles has been a member of our Board of Directors since 1996. Mr. Boles has been in the wholesale automotive after-market for 40 years. Mr. Boles is owner and President of Boles Parts Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

     W. H. Britt has been a member of our Board of Directors since 1996. Mr. Britt has been an active businessman in the Gwinnett County area since 1960. He is the founder and owner of W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank in 1972 and served as a director until 1987 when the bank was merged with Heritage Bank.

     Richard F. Combs has been a member of our Board of Directors since 1997. Mr. Combs is the Founder and President of Pureflow Ultraviolet, Inc., a company specializing in ultraviolet disinfecting equipment, parts and services to industrial clients since 1978. Mr. Combs also serves on the board of directors of Added Communications of Georgia, Inc., a company that manufactures telephone communications equipment.

     Michael L. Couch has served as Senior Vice President and Senior Construction Loan Officer of the Bank since February 1998. Prior to February 1998, Mr. Couch served as Senior Vice President of Construction Lending for Colonial Bank. Colonial Bank acquired Commercial Bank of Georgia in 1996. Mr. Couch served as Senior Vice President of Commercial Bank of Georgia from 1988 until the merger with Colonial Bank in 1996.

     William G. Hayes has been a member of our Board of Directors since 1997. Mr. Hayes is President and Chairman of Hayes, James and Associates, an engineering and survey company based in Duluth, Georgia. Mr. Hayes was a director of the First National Bank of Gwinnett from 1984 to 1986.

     John T. Hopkins III has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of us and the Bank since 1996. Mr. Hopkins was the Chief Financial Officer and Executive Vice President of Commercial Bank of Georgia until he resigned in July 1996 to participate in our organizing group. Mr. Hopkins was Chief Financial Officer and Chief Operating Officer of Paragon Mortgage from 1993 to 1995. He was Chief Financial Officer of West Corp., which operated commercial, electrical and mechanical contracting companies, from 1989 to 1993. From 1985 to 1989, he was Internal Auditor and Chief Financial Officer of Heritage Bank and Corporate Accountant of Williams Service Group. Prior to 1985, Mr. Hopkins was a partner with H. H. Brunet and Company, Certified Public Accountants, specializing in the financial services industry.

     Larry D. Key has been President, Chief Executive Officer and Chairman of us and the Bank since 1996. Mr. Key was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in our organizing group and the Bank’s organizing group. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until the merger. He served as Executive Vice President and Chief Credit Officer of the former Commercial Bank of Georgia from 1992 until 1994. Mr. Key was Senior Vice President from the opening of the former Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key was part owner and manager of Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.

     Douglas A. Langley has been a member of our Board of Directors since 1997. Mr. Langley is the current managing partner of Ashworth and Associates, a CPA firm in Tucker and Lawrenceville, Georgia. He has been a member of the firm since 1977. Mr. Langley is also a shareholder of Gwinnett Financial Services, Inc. and is an investment advisor and holds insurance licenses.

     Norris J. Nash has been a member of our Board of Directors since 1996. Mr. Nash is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A. Mr. Nash was a member of the House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.

     J. Joseph Powell has been a member of our Board of Directors since 1997. Mr. Powell has been President of Joe Powell and Associates, Inc. since 1971 representing Liebert Corporation, provider of mechanical equipment for computer operations.

     Michael A. Roy has served as Executive Vice President and Chief Credit Officer of the Bank since 1997. He served as an Assistant Director and a Field Manager with the Office of Thrift Supervision in Atlanta, Georgia, from 1988 through 1997 when he resigned to join the Bank. Prior to that time, he was Vice President and Senior Lender at Capital-Union Savings, FA in Baton Rouge, Louisiana for three years and was Executive Vice President and Director at Citizens Savings and Loan Association in Baton Rouge, Louisiana for eight years.

     Jan Smith has served as Senior Vice President and Senior Commercial Loan Officer of the Bank since March 2000. Prior to joining us, Mr. Smith was employed in the same capacity for 10 years at Colonial Bank, which purchased Commercial Bank of Georgia in 1996.

     William S. Stanton, Jr. has been a member of our Board of Directors since 1996. Mr. Stanton is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

     Marcia N. Watkins has served as Senior Vice President of the Bank since 1996 and as Internal Auditor of the Bank since 2000. She served as Senior Vice President and Chief Operations Officer of Commercial Bank of Georgia from its inception in February 1988 to June 1996. Ms. Watkins was one of the original seven employees involved in the opening of Gwinnett County Bank, a/k/a Heritage Bank, in February 1971. Ms. Watkins served as Senior Operations Officer of Heritage Trust from February 1986 to February 1988. Ms. Watkins held various positions with the Heritage Bank, including Vice President and Cashier between 1971 and 1986.

     Katrina M. Winberg has served as Senior Vice President, SBA Lending since joining the Bank in May of 2002. Prior to May 2002, Ms. Winberg was Vice President, SBA Lending with Premier Bank. Ms. Winberg worked for the U.S. Small Business Administration from 1991 to 1997, holding the position of Commercial Loan Specialist, Finance Division from 1994 to 1997.

EXECUTIVE COMPENSATION

     The following table provides information with respect to the annual compensation for services in all capacities for 2001, 2002 and 2003 for our Chief Executive Officer and Chief Financial Officer.

Summary Compensation Table

						Long-Term
		Annual Compensation(1)				Compensation
						Securities
				Other Annual		Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Options
Larry D. Key	2003	176,600	30,000	12,600	(2)	12,000
President, Chief Executive	2002	171,500	30,000	11,600	(3)	12,000
Officer and Chairman	2001	157,300	30,000	10,794	(3)	12,000

John T. Hopkins III	2003	129,063	25,000	6,100	(4)	10,000
Chief Financial Officer and	2002	125,300	22,500	6,100	(5)	9,000
Executive Vice President	2001	104,500	20,000	6,100	(5)	9,000

(1)	In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits that are available to all salaried employees and certain perquisites and other benefits, securities or property that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus shown in the table.

(2)	Consists of 875 Deferred Fee Units received pursuant to our Deferred Fee Unit Plan in lieu of fees that Mr. Key would have otherwise received for his service on the Bank’s Board of Directors.

(3)	Consists of 828 Deferred Fee Units received pursuant to our Deferred Fee Unit Plan in lieu of fees that Mr. Key would have otherwise received for his service on the Bank’s Board of Directors.

(4)	Consists of 443 Deferred Fee Units received pursuant to our Deferred Fee Unit Plan in lieu of fees that Mr. Hopkins would have otherwise received for his service on the Bank’s Board of Directors.

(5)	Consists of 438 Deferred Fee Units received pursuant to our Deferred Fee Unit Plan in lieu of fees that Mr. Hopkins would have otherwise received for his service on the Bank’s Board of Directors.

Option Grants in 2003

     The following table provides certain information concerning individual grants of stock options made during 2003 to our Chief Executive Officer and Chief Financial Officer.

	Individual Grants
	Number of
	Securities	Percent of Total
	Underlying	Options Granted
	Options	to Employees in	Exercise Price
Name	Granted(#)(1)	Fiscal Year	Per Share($)	Expiration Date
Larry D. Key	12,000	15.77%	14.00	01/21/13
John T. Hopkins III	10,000	13.15%	14.00	01/21/13

(1)	All stock options were granted pursuant to our 1998 Option Plan at an exercise price not less than fair market value on the date they were granted.

Aggregated Option Exercises in 2003
and Year-End Option Values

     The following table provides information regarding exercisable and unexercisable stock options held as of December 31, 2003, by our Chief Executive Officer and Chief Financial Officer. Neither Mr. Key nor Mr. Hopkins exercised any options in 2003.

	Number of Securities		Value of Unexercised In-the-
	Underlying Unexercised		Money Options at Fiscal Year End
	Options at Fiscal Year End(#)		($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry D. Key	52,000	0	268,000	0
John T. Hopkins III	40,500	0	207,500	0

(1)	There was no public trading market for our common stock as of December 31, 2003. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of our common stock underlying the option as of December 31, 2003 ($17.00 per share) and the exercise price per share payable upon exercise of such options. The fair market value of our common stock was determined by our Board of Directors in good faith.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2003, with respect to our compensation plans under which our equity securities are authorized for issuance:

Number of securities
remaining available for
	Number of securities to be	Weighed-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	excluding securities already
Plan Category	warrants and rights	rights	issued
Equity compensation plans approved by stockholders(1)	338,400	$11.79	60,100
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

(1)	Consists of options granted pursuant to our 1998 Stock Option Plan.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE 1998 OPTION PLAN

Summary of Amendment

     The 1998 Option Plan was adopted by our shareholders in October 1999. Shareholders are now being asked to approve an amendment to the 1998 Option Plan as described in this Proposal 2 to increase the number of shares of our common stock reserved for issuance under the 1998 Option Plan from 400,000 shares to 428,000 shares. This proposed amendment will be effective as of June 15, 2004, if approved by our shareholders at the Meeting. The Compensation Committee of our Board of Directors approved the proposed amendment on March 16, 2004, subject to approval of the proposed amendment by our shareholders. The proposed amendment to the 1998 Option Plan is attached as Appendix A to this proxy statement.

Description of 1998 Option Plan

Purpose

     The 1998 Option Plan is intended to secure for us and our shareholders the benefits arising from ownership of our common stock by individuals employed or retained by us or the Bank who will be responsible for our future growth. The 1998 Option Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with us and the Bank, including advisory relationships where appropriate, and to provide individuals with an additional incentive to contribute to our success. The 1998 Option Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options (“NSOs”).

Administration

     The 1998 Option Plan is administered by the Board of Directors, which may delegate its administrative authority to the Compensation Committee. Our Board of Directors or the Compensation Committee selects who will receive awards under the plan, and determines the amount, vesting requirements and other conditions of each award subject to the limitations set forth in the 1998 Option Plan.

     The Board of Directors may delegate to the Chief Executive Officer of the Company the authority to grant options to any individual who, at the time of such grant, is eligible to participate in the 1998 Option Plan and is not an officer or Director of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors may delegate to the Chief Executive Officer of the Company the authority to make any determinations reserved for the Board of Directors in the 1998 Option Plan with respect to options that have been granted. The Board of Directors may restrict the authority of the Chief Executive Officer as it deems appropriate.

Eligibility and Shares Subject to the 1998 Option Plan

     We have authorized and reserved for issuance an aggregate of 400,000 shares of our common stock under the 1998 Option Plan (not including the 28,000 shares which are the subject of this Proposal 2). The Board of Directors or the Compensation Committee may issue awards under the 1998 Option Plan to our officers, key employees, members of our Board of Directors, consultants and other independent contractors or agents and those of the Bank who are responsible for or contribute to the management, growth or profitability of our business. ISOs may be granted only to our employees or those of the Bank. NSOs may be granted to our employees, Directors, and consultants and advisors and those of the Bank.

     As of December 31, 2003, we had granted options to purchase 339,900 shares of our common stock under the 1998 Option Plan. The shares of common stock issuable under the 1998 Option Plan are authorized but unissued shares. As of April 20, 2004, the market value of our common stock was $17.00 per share. If any of the options granted under the 1998 Option Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited options will again be available for purposes of the 1998 Option Plan. The 1998 Option Plan will continue in effect until December 14, 2008, unless sooner terminated under the general provisions of the 1998 Option Plan.

     The Georgia Department of Banking and Finance has placed certain restrictions on the award of options under the 1998 Option Plan. In particular, any option granted under the 1998 Option Plan may be subject to accelerated exercise or forfeiture if our Tier 1 leverage capital falls below certain minimum regulatory requirements. Additionally, since the Georgia Department of Banking and Finance must grant prior approval to any shareholder (including the shareholder’s spouse and children) before a shareholder may own more than 20% of our outstanding stock, the exercise of options may be limited by the Georgia Department of Banking and Finance. The Georgia Department of Banking and Finance may lift these restrictions in the future.

     As of April 20, 2004, we had 44 employees and ten Directors eligible to participate in the 1998 Option Plan. To date, all stock options have been granted with exercise prices equal to the fair market value of our common stock on the date of grant. As of April 20, 2004, a total of 60,100 shares of our common stock were available for future awards under the 1998 Option Plan (not including the 28,000 shares that are subject of this Proposal 2).

Terms of Options

     The Board of Directors or the Compensation Committee will determine the date or dates on which stock options granted pursuant to the 1998 Option Plan will vest. The Board of Directors or the Compensation Committee will also determine the terms for each option granted under the plan. The maximum term of each option granted under the 1998 Option Plan is ten years (five years in the case of an ISO granted to any key employee of ours who, together with certain family members, owns more than 10% of our outstanding voting stock (a “10% shareholder”)).

     The exercise price of ISOs and NSOs granted under the plan may not be less than 100% of the fair market value of our common stock on the date of the grant (110% in the case of an ISO granted to a 10% shareholder). Under the 1998 Option Plan, the exercise price is payable in cash or, if permitted by an optionee’s option agreement, by any combination of the foregoing methods: (i) shares of our common stock owned by the optionee at the time of exercise; (ii) shares of our common stock withheld upon exercise; (iii) delivery of a properly executed written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the option price; or (iv) a combination of these methods.

Duration, Amendment and Termination

     Our Board of Directors may amend, suspend or terminate the 1998 Option Plan at any time, except that any such amendment, suspension or termination shall not affect any option previously granted. Any amendment of the 1998 Option Plan is subject to approval of our shareholders only to the extent required by applicable law. The 1998 Option Plan will terminate on December 14, 2008 (unless sooner terminated by our Board of Directors), and no further options may be granted or stock sold pursuant to the plan following that date.

Effect of Certain Corporate Events

     Unless an individual option agreement provides otherwise, all outstanding options granted under the 1998 Option Plan will become fully exercisable upon a Change in Control (as defined below).

     For purposes of the 1998 Option Plan, the term “Change in Control” means any of the following events: (1) a change in a majority of our Board of Directors within a 12-month period, unless the nomination for election by our shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period; (2) any person becomes the beneficial owner of securities representing 30% or more of the combined voting power of our outstanding securities at that time; or (3) our shareholders (or a related corporation) approve a definitive agreement (A) to merge or consolidate us (or a related corporation) with or into another corporation or other business entity (each, a “corporation”), in which we (or related corporation) are not the continuing or surviving corporation or pursuant to which any shares of our common stock (or related corporation) would be converted into cash, securities or other property of another corporation, other than a merger in which holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all of our assets (or a related corporation).

     In the event there is any change in the outstanding shares of our common stock as a result of a merger, consolidation, reorganization, stock dividend, stock split distributable in shares, or other change in our capital stock structure, the number of shares of common stock reserved for issuance under the 1998 Option Plan will be correspondingly adjusted, and the Board of Directors shall make such adjustments to options and to any provisions of the 1998 Option Plan as the Board of Directors deems equitable to prevent dilution or enlargement of options or otherwise advisable to reflect such change.

Federal Income Tax Consequences of Options Under the 1998 Option Plan

     Neither we nor the optionee will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise; we generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of common stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 1998 Option Plan depends on how long the shares have been held and whether such shares were acquired by exercising an ISO or by exercising an NSO. We will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

New Plan Benefits

     Awards under the 1998 Option Plan will be granted at the discretion of the Board of Directors or the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the 1998 Option Plan will depend on a number of factors, including the fair market value of our common stock on future dates and decisions made by the participants. Consequently, it is not currently possible to determine the benefits that might be received by participants under the 1998 Option Plan.

     The Board of Directors recommends that you vote “FOR” the approval of the Amendment to the 1998 Option Plan.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

     Management is responsible for our internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent auditors. The Board of Directors has determined that each of the members of the Audit Committee are “independent,” as defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee does not have an “audit committee financial expert,” as that term is defined under federal securities laws.

     In this context, the Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with the U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditors. The Audit Committee discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received from our independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

     Based upon the foregoing, the Audit Committee recommended that the Board of Directors include our audited consolidated financial statements in our Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Board of Directors:

W.H. Britt
Richard F. Combs
William S. Stanton, Jr.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

INDEPENDENT AUDITORS

     The Board of Directors has appointed Mauldin & Jenkins, LLC, our current independent auditors, to audit our financial statements for the fiscal year ending December 31, 2004. We expect that one or more representatives of Mauldin & Jenkins, LLC, will be present at the Meeting, have the opportunity to make a statement if they so desire to do so and be available to respond to appropriate questions.

     Fees billed or to be billed to us by Mauldin & Jenkins, LLC for 2003 and 2002 are as follows:

     Audit Fees. The aggregate audit fees billed or to be billed to us by Mauldin & Jenkins, LLC during 2003 and 2002 for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-QSB during such years totaled $45,800 and $36,836, respectively.

     Audit-Related Fees. Mauldin & Jenkins, LLC did not bill us for any fees during 2003 and 2002 for assurance and related services related to the audit or review of our financial statements.

     Tax Fees. The aggregate fees billed or to be billed to us by Mauldin & Jenkins, LLC during 2003 and 2002 for tax compliance, tax advice and tax planning services totaled $5,550 and $4,650, respectively.

     All Other Fees. The aggregate fees billed or to be billed to us by Mauldin & Jenkins, LLC during 2003 and 2002 for services outside of the audit and review of our financial statements and for tax-related services totaled $6,509 and $2,500, respectively. The fees billed in 2003 and 2002 consisted of consulting fees related to the implementation of our asset/liability policy and bank deferred benefits.

     Our Audit Committee has determined that the rendering of the non-audit services by Mauldin & Jenkins, LLC, is compatible with maintaining the auditor’s independence. Beginning May 6, 2003, 100% of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information concerning beneficial ownership of our common stock as of April 20, 2004, by:

•	each shareholder that we know owns more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our Directors; and

•	all of our Directors and executive officers as a group.

     The following table lists the applicable percentage of beneficial ownership based on 1,716,708 shares of common stock outstanding as of April 20, 2004. Except where noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percentage
Larry D. Key(2)
3300 Jim Moore Road
Dacula, Georgia 3001	69,388	3.93%
John T. Hopkins III (3)
6504 Yacht Club Road
Flowery Branch, Georgia 30542	50,510	2.88%
James B. Ballard (4)
2400 Bagley Road
Cumming, Georgia 30040	43,406	2.52%
Jerry M. Boles (4)
4435 Pemberton Cove
Alpharetta, Georgia 30022	31,700	1.84%
W. H. Britt (5)
3260 Brisco Road
Loganville, Georgia 30052	21,026	1.22%
Richard F. Combs (6)
1985 Burgundy Drive
Braselton, Georgia 30517	63,643	3.71%
W. Grant Hayes (7)
412 Summit Ridge Drive
Lawrenceville, Georgia 30045	8,857	*
Douglas A. Langley (8)
270 Constitution Boulevard
Lawrenceville, Georgia 30045	38,000	2.21%
Norris J. Nash (9)
1176 Oleander Drive
Lilburn, Georgia 30247	45,813	2.66%
J. Joseph Powell (10)
2335 Bagley Road
Cumming, Georgia 30041	40,757	2.37%
William S. Stanton, Jr. (11)
5081 Hodgrins Place
Lilburn, Georgia 30047	49,210	2.86%
All directors and officers as a group (11 persons)	462,310	25.01%

*	Less than 1%

(1)	On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.

(2)	Includes options to purchase 52,000 shares of our common stock.

(3)	Includes options to purchase 40,500 shares of our common stock.

(4)	Includes options to purchase 6,700 shares of our common stock.

(5)	Includes options to purchase 5,000 shares of our common stock.

(6)	Includes 6,882 shares owned by Mr. Combs’ wife.

(7)	Includes 2,500 shares owned by a company that Mr. Hayes controls, and options to purchase 1,000 shares of our common stock.

(8)	Includes 3,600 shares owned by Mr. Langley’s wife, 28,000 shares held by the Ashworth & Associates, P.C. 401(k) Profit Sharing Plan, of which Mr. Langley is the Trustee, and options to purchase 3,900 shares of our common stock.

(9)	Includes 2,500 shares held by a general partnership that Mr. Nash controls and options to purchase 6,700 shares of our common stock.

(10)	Includes 10,714 shares owned by a company that Mr. Powell controls and options to purchase 3,900 shares of our common stock.

(11)	Includes options to purchase 5,700 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) of the Exchange Act during 2003 and Form 5 and amendments thereto furnished to us with respect to 2003, and written representations from certain reporting persons, we believe that our officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) of the Exchange Act applicable to such persons, with the following exceptions: Larry D. Key failed to file two Form 4s to report his receipt of an option to purchase 12,000 shares of our common stock and his acquisition of 450 shares of our common stock; John T. Hopkins III failed to file a Form 4 to report his receipt of an option to purchase 10,000 shares of our common stock; and William S. Stanton, Jr. failed to file a Form 4 to report his acquisition of 500 shares of our common stock.

GENERAL INFORMATION

Shareholder Proposals for the 2005 Annual Meeting of Shareholders

     In order to be considered for inclusion in the Proxy Statement and Proxy to be used in connection with our 2005 Annual Meeting of Shareholders, shareholder proposals must be received by our Secretary no later than January 3, 2005.

     A shareholder may wish to have a proposal presented at the 2005 Annual Meeting of Shareholders but not to have the proposal included in our Proxy Statement and Proxy relating to that meeting. If notice of any such proposal (addressed to our Secretary at our address set forth on the first page of this Proxy Statement) is not received by us by March 19, 2005, then such proposal shall be deemed untimely and the persons named in the proxies solicited by our Board of Directors for the 2005 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal.

Form 10-KSB

     Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, which was filed with the Securities and Exchange Commission, is included with this Proxy Statement. Copies of exhibits and documents filed with our Annual Report or referenced therein will be furnished to shareholders of record who make written request therefor to us at 165 Nash Street, Lawrenceville, Georgia 30045, Attention: John T. Hopkins III.

Solicitations of Proxies

     The cost of soliciting proxies will be paid by us. This solicitation is being made by mail, but may also be made by telephone or in person by our officers and employees. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for shareholder action at the Meeting. However, if other matters do properly come before the Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order Of The Board Of Directors

/s/ John T. Hopkins III

John T. Hopkins III, Secretary

May 3, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix “A”

AMENDMENT TO THE 1998 STOCK OPTION PLAN

A-1

AMENDMENT TO
1998 STOCK OPTION PLAN OF GBC BANCORP, INC.

     THIS AMENDMENT, is made this 16th day of March, 2004, by GBC BANCORP, INC. (the “Corporation”) to the 1998 Stock Option Plan of GBC Bancorp, Inc. (the “1998 Option Plan”).

R E C I T A L S:

     WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend the 1998 Option Plan as set forth below;

     NOW, THEREFORE, IT IS DECLARED that, effective March 16, 2004, the 1998 Option Plan shall be amended as follows (subject to shareholder approval of the amendment), with the remainder of the 1998 Option Plan being unchanged:

1.	Section 4 of the 1998 Option Plan shall be amended by deleting Section 4 and inserting the following Section 4 in lieu thereof:

“4.	Options; Shares of Stock Subject to the Plan

Both incentive options and nonqualified options, as designated by the Board, may be granted under the Plan. Subject to adjustment as provided in Section 10, the number of shares of Common Stock that may be issued and sold pursuant to options shall not exceed in the aggregate 428,000 shares of authorized but unissued shares or treasury shares of the Corporation or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of options granted hereunder. Any shares of Common Stock subject to an option which, for any reason, expires or is terminated unexercised as to such shares may again be subject to an option granted under the Plan. If the option price of an option granted under the Plan is satisfied by tendering or withholding shares of Common Stock, only the number of shares issued net of the shares of Common Stock tendered or withheld shall be deemed issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.”

2.	Except as specifically amended herein, all other provisions of the 1998 Option Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment is executed on behalf of the Corporation as of the day and year first above written.

GBC BANCORP, INC.
	By:	/s/ Larry D. Key

Larry D. Key, President and Chief Executive Officer
ATTEST: /s/ John T. Hopkins, III

John T. Hopkins III, Secretary [CORPORATE SEAL]

FORM OF PROXY

GBC BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 15, 2004

Proxy

     This proxy is solicited on behalf of the Board of Directors of GBC Bancorp, Inc. (the “Company”). The undersigned hereby constitutes and appoints Larry D. Key and John T. Hopkins III and each of them, the true and lawful attorneys and proxies for the undersigned, to act and vote all of the undersigned’s capital stock of the Company at the Annual Meeting of Shareholders, to be held at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045 at 8:00 a.m. on Tuesday, June 15, 2004, and at any and all adjournments thereof, for the purposes of considering and acting upon the matter proposed by the Company that is identified below. This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for director listed below and FOR the Amendment to the 1998 Option Plan.

1.	ELECTION OF DIRECTORS.

FOR all nominees listed to the right (except as marked to the contrary)	☐	Larry D. Key James B. Ballard Jerry M. Boles W.H. Britt	Richard F. Combs William G. Hayes Douglas A. Langley Norris J. Nash	J. Joseph Powell William S. Stanton, Jr.

WITHHOLD AUTHORITY to vote for all nominees	☐

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below)

2.	AMENDMENT TO THE 1998 OPTION PLAN OF GBC BANCORP, INC.

FOR	☐

AGAINST	☐

ABSTAIN	☐

FOLD AND DETACH HERE

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or adjournment(s), including adjourning the Annual Meeting to permit, if necessary, further solicitation of proxies. This proxy may be revoked at any time prior to voting hereof.

Dated:	, 2004

Signature(s)

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.